EXHIBIT 5.1
                                                                     -----------
                                  DAVID E. WISE
                                 ATTORNEY AT LAW
                            8794 Rolling Acres Trail
                          Fair Oaks Ranch, Texas 78015
                                 (830) 981-8165


                                 August 4, 2008

Jorge Bravo, President
Cross Atlantic Commodities, Inc.
4581 Weston Road, Suite 273
Weston, Florida 33331

Re: Cross Atlantic Commodities, Inc. - Registration Statement on Form S-8

Dear Mr. Bravo:

     We have acted as counsel to Cross Atlantic Commodities, Inc., a Nevada corporation ("Company"), in connection with a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 4, 2008 ("Registration Statement"). The Registration Statement covers 100,000,000 shares and options to purchase shares of the Company's common stock ("Common Stock"), to be issued pursuant to the Company's 2008 Employee and Consultant Stock Incentive Plan ("2008 Plan").

     In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the adoption of the 2008 Plan; (iii) the Registration Statement (including all exhibits thereto); (iv) the Chief Executive Officer's responses to our Form S-8 Questionnaire; and (v) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering this opinion, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photo static copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records, resolutions and other documents and writings of the Company, we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without independent check or verification of their accuracy.

     Unless an employment agreement or consulting agreement has been provided to us and is included as an exhibit to the Registration Statement, we have not been asked to draft, review or opine as to such employment agreement's or consulting agreement's compliance with the terms and conditions of the 2008 Plan or the Company's compliance with the General Instructions to Form S-8, a copy of which was attached to our Engagement Agreement with the Company.

     This opinion is being issued solely to the Company in connection with the requirements of the Securities and Exchange Commission ("SEC") rules related to Form S-8 registration statements. This opinion shall not be relied upon by any


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person to whom the Company grants options to purchase common stock, awards common stock or issues common stock pursuant to the 2008 Plan, as each option grant, stock award and stock issuance under the 2008 Plan must be carefully considered and approved by the Company's board of directors, which is the final arbiter of compliance with the 2008 Plan and applicable SEC rules and regulations and applicable state laws.

     Moreover, this opinion shall not be relied upon by (i) persons who receive options or shares of common stock under the 2008 Plan, (ii) broker-dealers who are asked to sell such common stock through channels of securities distribution,
(iii) the Company's stock transfer agent or registrar, or (iv) banks, lenders or other assignees or pledgees of any person receiving options or shares of common stock under the 2008 Plan, as a separate legal opinion ("Separate Opinion") shall be required in order for such persons to obtain their options or shares of common stock, for the transfer agent or registrar to issue options or shares of common stock under the 2008 Plan and for any broker-dealer planning to sell such shares of common stock on the open market, and such Separate Opinion shall be based on the specific circumstances related to such option holders, shareholders, option grants, stock issuances and stock sales in light of the terms and conditions of the 2008 Plan and the applicable SEC rules and regulations and applicable state laws.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 100,000,000 shares of common stock reserved under the 2008 Plan have been duly authorized and upon payment for and issuance of the shares of Common Stock in the manner described in the 2008 Plan and in compliance with the SEC's General Instructions to Form S-8 registration statements, subject to distribution as described in the Registration Statement, and subject to effectiveness of the Registration Statement described above, such Common Stock will be legally issued, fully paid and nonassessable.

     We call your attention to the fact that the undersigned is a member of the Texas Bar and the Company is a Nevada corporation. We are familiar with Nevada corporate law to an extent where we are able to form this opinion.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference made to this firm under the heading "Interests of Named Experts and Counsel" in the Prospectus contained in the Registration Statement and all amendments thereto, but we do not consent to the use of this opinion for any other purpose.

Sincerely,

/s/ David E. Wise
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David E. Wise, Attorney at Law



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